Exhibit 10.10

Summary of Guaranty Contract of Maximum Amount

Summary of Guaranty Contract of Maximum Amount ( the “Contract”) Entered into by and between Changzhou Wujin Best Cable Co., Ltd. (the “Guarantor”) and Wujin Branch, Agricultural Bank of China (the “Creditor”) Dated June 20, 2009

Main contents:

  Guaranty Contract number: 32905200900003022.

  Changzhou Best Appliance Cable Co., Ltd. undertakes to assume joint and several liabilities for Changzhou Shunfeng Packing Vessel Co., Ltd. (the “Obligor”)’s indebtedness towards Agricultural Bank of China occurred from June 20, 2009 to December 31, 2010, and the maximum amount secured is RMB 15 million.

  Guaranty Responsibility: The guaranty under this Contract shall be guaranty with joint and several liabilities. The Guarantor is obligated to pay off the debt in the event the Obligor is unable to pay off the debt (including the Creditor declares the debt becomes mature in advance to its original expiry date due to default of the Obligor or the Guarantor).

  Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.

  Guaranty Period: The guaranty period is from the effective date of this Contract to two years after the expiry of the term of relevant agreements entered into under the Contract.